Exhibit 99.1

News Release | For Immediate Release
Zix Corporation CEO Provides Corporate Update for Q4 and Year-End 2008
Company’s Email Encryption business continues to drive overall performance
DALLAS — January 8, 2009 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today offered a corporate update by its chief executive officer, Rick Spurr.
“We ended the year on a high note in our Email Encryption business, as we booked the highest orders for the year in the fourth quarter,” said Spurr. “Our new first-year orders for Q4 2008 were $1.5 million, which was the second highest quarter for orders closed in the company’s history. The ZixDirectory™, the community of users that forms the backbone of ZixCorp’s Email Encryption Service, achieved a new milestone, topping 14 million members with an increased growth rate of 100,000 new addresses added each week. The company also successfully renewed its OEM contract with Google, which, when combined with its new partners in 2008 — MessageLabs (recently acquired by Symantec) and Code Green Networks — positions the business for a strong 2009.”
“Driven by its Email Encryption business, ZixCorp overall completed another solid year, in which the company achieved significant milestones with positive cash flow in each quarter of 2008,” continued Spurr. “Preliminary revenue estimates are that we will meet our guidance of $6.8 to $7.1 million for the fourth quarter, giving the company full-year 2008 estimated revenues of between $27.7 and $28 million. Our year-end unrestricted cash balance of $13.2 million exceeded our guidance of $13.1 million. This solid financial foundation will provide the platform for growth in each of our core markets. We believe the catalysts for this growth, which we have previously discussed — MIPPA legislation combined with continued payor interest in funding initial deployment costs in e-Prescribing and contributions from our OEM partners in Email Encryption — will lead to future success in these businesses.”
About the company’s e-Prescribing business, Spurr said, “Our PocketScript business exceeded the e-Prescribing deployment guidance of 150 for the fourth quarter with approximately 200 deployments. These deployments do not reflect a significant contribution from our recently signed contracts with BCBS Alabama, Aetna in New Jersey or UnitedHealthcare in Texas. We processed over 2 million e-scripts in the fourth quarter, bringing the full year total prescriptions processed to 8.6 million, an increase of more than 16 percent over 2007. With the new Medicare incentive
Zix Corporation | 2711 N. Haskell Ave. | Suite 23 00, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

period beginning this year and ongoing discussions we are holding with our payor customers, we believe that 2009 may be the year that we see acceleration in this market.”
ZixCorp to Announce Fourth Quarter and Year-End 2008 Results on February 17
The company’s fourth quarter and year-end 2008 operating results will be released after close of the U.S. financial markets on February 17, 2009. The company will hold a conference call to discuss this information on February 17 at 5:00 p.m. ET.
A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-614-3926 or toll-free 800-299-7928 and entering access code 97361301. An audio replay of the conference will be available until February 24, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 27898401, and after that date via Webcast on the company’s Web site.
About Zix Corporation
ZixCorp is the leading provider of easy-to-use-and-deploy email encryption and e-prescribing services that Connect entities with their customers and partners to Protect and Deliver sensitive information in the healthcare, finance, insurance and government industries. ZixCorp’s hosted Email Encryption Service provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. The following statements by Mr. Spurr are forward-looking statements, not a guarantee of future performance, and involve risks and uncertainties: “The company also successfully renewed its OEM contract with Google, which, when combined with its new partners in 2008 — MessageLabs (recently acquired by Symantec) and Code Green Networks — positions the business for a strong 2009.”; “This solid financial foundation will provide the platform for growth in each of our core markets.”; “We believe the catalysts for this growth, which we have previously discussed — MIPPA legislation combined with continued payor interest in funding initial deployment costs in e-Prescribing and contributions from our OEM partners in Email Encryption — will lead to future success in these businesses.”; and, “With the new Medicare incentive period beginning this year and ongoing discussions we are holding with our payor customers, we believe that 2009 may be the year that we see acceleration in this market.” The forward-looking statements contained in this release are not a guarantee of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and use of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the company’s ability to enter into new or expand existing sponsorship agreements for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the company’s ability to continue realizing acceptance of its Email Encryption business in its core markets of healthcare and financial and to achieve market acceptance of its Email Encryption business in other markets; the company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written or value added services for its payor customers from its PocketScript e-Prescription business; the company’s ability to establish and maintain strategic and OEM relationships to gain customers and grow revenues, particularly in its Email Encryption business; the
Zix Corporation | 2711 N. Haskell Ave. | Suite 23 00, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com

expected increase in competition in the company’s Email Encryption and e-Prescription businesses; and the company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details pertaining to such risks and uncertainties may be found in the company’s public filings with the SEC.
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ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 23 00, LB 36 | Dallas, TX 75204 | phone 214 37 0 2000 | fax 214 37 0 207 | www.zixcorp.com